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                                                     Exhibit (c)(1)




IN WITNESS WHEREOF, the parties hereto have caused this Depositary Agreement to be executed by their respective officers, hereunto duly authorized, as of the day and year first above written.




ALLIANCE WORLD DOLLAR                  BANKBOSTON, N.A.
GOVERNMENT FUND, INC.

By:  /s/ Edmund P. Bergan, Jr.         By:  /s/ Barbara S. Cummings
     _________________________              _______________________
         Edmund P. Bergan, Jr.                  Barbara S. Cummings

Title:Secretary                        Title:Administration Manager

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